Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61552) pertaining to the Ventas, Inc. Common Stock Purchase Plan for Directors; the Registration Statement (Form S-8 No. 333-97251) pertaining to the Ventas, Inc. 2000 Incentive Compensation Plan; the Registration Statement (Form S-8 No. 333-107951) pertaining to the Ventas, Inc. 2000 Stock Option Plan for Directors; the Registration Statement (Form S-8 No. 333-118944) pertaining to the Ventas Executive Deferred Stock Compensation Plan and Ventas Nonemployee Director Deferred Stock Compensation Plan; the Registration Statement (Form S-8 No. 333-126639) pertaining to the Ventas Employee and Director Stock Purchase Plan; the Registration Statement (Form S-8 No. 333-136175) pertaining to the Ventas, Inc. 2006 Incentive Plan and Ventas, Inc. 2006 Stock Plan for Directors; the Registration Statement (Form S-8 No. 333-183121) pertaining to the Ventas, Inc. 2012 Incentive Plan; the Registration Statement (Form S-3 No. 333-178185) pertaining to the Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan; the Registration Statement (Form S-3 No. 333-180521) pertaining to preferred stock, depository shares, common stock, warrants and debt securities of Ventas, Inc.; the Registration Statement (Form S-8 No. 333-173434) pertaining to the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan, as Amended; and the Registration Statement (Form S-3 No. 333-173434) pertaining to the common stock of Ventas, Inc., and in the related Prospectuses of our report dated September 2, 2014 with respect to the consolidated statements of income, comprehensive income, equity and cash flows of Ventas, Inc. for the year ended December 31, 2011 and the 2011 information in the financial statement Schedule III, included in this Amendment No. 1 to Ventas, Inc.’s Annual Report (Form 10-K/A).

/s/ Ernst & Young LLP
Chicago, Illinois
September 2, 2014